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Exhibit 12

          GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED AND SUBSIDIARIES
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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
(Dollars in Millions)                                       Six Months Ended
                                                             June 30, 1999
                                                          --------------------
Net earnings available for fixed charges:
  Income from continuing operations                           $       51.6
  Add - Income taxes                                                  25.6
      - Fixed charges                                                 21.7
                                                              ------------

Adjusted earnings                                             $       98.9
                                                              ============

Fixed charges:
  Interest expense                                            $       20.1
  Portion of rent expense representing interest                        1.6
                                                              ------------
Adjusted fixed charges                                        $       21.7
                                                              ============


RATIO OF EARNINGS TO FIXED CHARGES                                    4.56
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